                                                                    EXHIBIT 12.1

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (in millions, except ratio amounts)

                             Pro Forma               Historical
                           -------------- ------------------------------------
                            Third  Fiscal  Third        Fiscal Year
                           Quarter  Year  Quarter ----------------------------
                            1999    1998   1999   1998  1997  1996  1995  1994
                           ------- ------ ------- ----  ----  ----  ----  ----
Income from operations
 before income taxes......  $121    $ 93    $137  $174  $ 83  $ (8) $(75) $(16)
  Add (deduct):
  Fixed charges...........   364     537     355   415   364   283   206   184
  Capitalized interest....    (4)     (4)     (4)   (4)   (1)   (3)   (5)  (10)
  Amortization of
   capitalized interest...     4       6       4     6     5     7     6     8
  Net gains (losses)
   related to certain 50%
   or less owned
   affiliate..............     2      (1)      2    (1)   (1)    1     2     5
  Minority interest in
   consolidated
   affiliates.............    61      51      61    52    31     6     2     1
                            ----    ----   -----  ----  ----  ----  ----  ----
  Adjusted earnings.......  $548    $682    $555  $642  $481  $286  $136  $172
                            ====    ====   =====  ====  ====  ====  ====  ====
Fixed charges:
  Interest on indebtedness
   and amortization of
   deferred financing
   costs..................  $296    $440    $298  $335  $288  $237  $178  $165
  Dividends on preferred
   stock
    Class A...............     7      10       1   --    --    --    --    --
    Class B...............     7      10     --    --    --    --    --    --
  Dividends on convertible
   preferred securities of
   subsidiary trust.......    24      34      26    37    37     3   --    --
  Portion of rents
   representative of the
   interest factor........    30      43      30    43    39    33    17    11
  Debt service guarantee
   interest expense of
   unconsolidated
   affiliates.............   --      --      --    --    --     10    11     8
                            ----    ----   -----  ----  ----  ----  ----  ----
  Total fixed charges and
   preferred stock
   dividends..............  $364    $537    $355  $415  $364  $283  $206  $184
                            ====    ====   =====  ====  ====  ====  ====  ====
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends................  1.51x   1.27x  1.56x  1.55x 1.32x 1.01x  --    --
Deficiency of earnings to
 combined fixed charges
 and preferred stock
 dividends................   --      --      --    --    --    --     70    12